SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2006
WESCO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14989	25-1723345

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania	15219

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 454-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Amendment and Restatement of Revolving Credit Facility
     On November 1, 2006, WESCO Distribution entered into an amended and restated $440 million revolving credit facility (the “Revolving Credit Facility”), which includes a letter of credit subfacility of up to $50 million, pursuant to the terms and conditions of a Third Amended and Restated Credit Agreement, dated as of November 1, 2006 (the “Revolving Credit Agreement”), by and among WESCO Distribution, the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation, as Agent and U.S. Lender, GECC Capital Markets Group, Inc., as Lead Arranger, and GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender. The Revolving Credit Facility permits the previously announced acquisition of Communications Supply Holdings, Inc. (“Communications Supply”).
     The Revolving Credit Facility matures in November 2012 and is collateralized by substantially all assets of WESCO Distribution and its domestic subsidiaries other than its real property and accounts receivable and by substantially all assets of WESCO Distribution Canada, Inc. WESCO Distribution’s obligations under the Credit Facility have been guaranteed by the Company and by certain of WESCO Distribution’s subsidiaries. The Revolving Credit Facility consists of two separate sub-facilities: (i) a U.S. sub-facility with a borrowing limit of up to $375 million and (ii) a Canadian sub-facility with a borrowing limit of up to $65 million. Availability under the Revolving Credit Agreement is limited to the amount of eligible inventory and eligible accounts receivable and Canadian inventory and receivables applied against certain advance rates. Interest on the Revolving Credit Facility is at LIBOR plus a margin that will range from 1.00% to 1.75%, depending upon the amount of excess availability under the Revolving Credit Facility.
     The Revolving Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on WESCO Distribution, the Company and certain of the Company’s other subsidiaries (collectively, the “WESCO Loan Parties”) with respect to indebtedness, liens, investments, mergers and acquisitions, dispositions of assets and transactions with affiliates. The Revolving Credit Agreement provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, the fact that any representation or warranty made by any of the WESCO Loan Parties is untrue or incorrect in any material respect, commencement of certain insolvency or receivership events affecting any of the WESCO Loan Parties and occurrence of a change in control of any of the WESCO Loan Parties. Upon the occurrence of an event of default, the commitments of the lenders may be terminated, and all outstanding obligations of the WESCO Loan Parties under the Revolving Credit Facility may be declared immediately due and payable.
     The Revolving Credit Facility amends and restates WESCO Distribution’s existing $275 million revolving credit facility entered into on September 28, 2005 (the “Old Credit Facility”). WESCO Distribution was in compliance with all applicable financial covenants and other restrictions under the Old Credit Facility as of the date of the Revolving Credit Agreement.
     The foregoing is a summary of the material terms and conditions of the Revolving Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Contract.
     Effective November 2, 2006, the Amended and Restated Credit Agreement, dated as of September 28, 2005 (the “Old Revolving Credit Agreement”), entered into by and among WESCO Distribution, the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation, as Agent, GECC Capital Markets Group, Inc., as Lead Arranger, GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender, Bank of America, N.A., as Syndication Agent, and The CIT Group/Business Credit, Inc. and Citizens Bank of Pennsylvania, as Co-Documentation Agents, which was due to expire in June 2010, was amended and restated by the Revolving Credit Agreement described under Item 1.01 above. The Old Revolving Credit Agreement provided for maximum borrowings of $275 million and was subject to a floating interest rate based on LIBOR. The Old Revolving Credit Agreement contained customary financial and other covenants and events of default.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of November 1, 2006, by and among WESCO Distribution, Inc., the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation, as Agent and U.S. Lender, GECC Capital Markets Group, Inc., as Lead Arranger, and GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender (filed herewith).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO INTERNATIONAL, INC.
By:	/s/ Stephen A. Van Oss
Stephen A. Van Oss
Senior Vice President and Chief Financial and Administrative Officer

Dated: November 7, 2006